Exhibit 99.1

Contact:

CryoCor, Inc. Gregory J. Tibbitts Chief Financial Officer (858) 909-2200 gtibbitts@cryocor.com	The Ruth Group Nick Laudico / Zack Kubow (investors) (646) 536-7030 / 7020 nlaudico@theruthgroup.com zkubow@theruthgroup.com Jason Rando (media) (646) 536-7025 jrando@theruthgroup.com

For Immediate Release

FDA Advisory Panel Recommends Approval of CryoCor’s PMA

- Device Treats Atrial Flutter -

San Diego, CA, June 27, 2007 – CryoCor, Inc. (Nasdaq: CRYO), a medical device company focused on the treatment of cardiac arrhythmias, announced that the Advisory Panel of the United States Food and Drug Administration, or FDA, recommended that CryoCor’s application for pre-market approval, or PMA, for the treatment of atrial flutter be approved by the FDA. The meeting of the Advisory Panel was held on June 27, 2007 and a decision from the FDA on CryoCor’s PMA is expected in August 2007. The FDA usually follows the recommendation of its Advisory Panels; however, it is not required to do so.

Dr. Helen Barold, M.D. said, “We are pleased with the decision by the Advisory Panel to recommend our PMA for approval and look forward to the FDA’s decision in August. We also look forward to working with the FDA to finalize the proper labeling for our medical device and begin our commercialization efforts in the United States.”

About CryoCor

CryoCor is a medical technology company that has developed and manufactures a disposable catheter system based on its proprietary cryoablation technology for the minimally invasive treatment of cardiac arrhythmias. The Company’s product, the CryoCor Cardiac Cryoablation System, or the Cryoablation System, is designed to treat cardiac arrhythmias through the use of cryoenergy, or extreme cold, to destroy targeted cardiac tissue. The Cryoablation System has been approved in Europe for the treatment of atrial fibrillation, or AF, and atrial flutter, or AFL, the two most common and difficult to treat arrhythmias, since 2002. In the United States, CryoCor is conducting a pivotal trial to evaluate the safety and efficacy of the Cryoablation System for the treatment of AF, and has submitted a PMA for the treatment of AFL. For more information please visit the Company’s website at http://www.cryocor.com

Forward Looking Statements

The statements in this press release that are not descriptions of historical facts are forward-looking statements that are subject to risks and uncertainties. These include statements included in this press release related to the possibility of receiving FDA approval for the use of the Cryoablation System to treat AFL and the timing for the FDA’s decision on CryoCor’s PMA, all of which are prospective. Such statements are only predictions and reflect the Company’s expectations and assumptions as of the date of this press release based on currently available operating, financial, and competitive information. The actual events or results may differ materially from those projected in such forward-looking statements due to a number of factors, including risks involved with the CryoCor’s ability to obtain regulatory approval in the United States for its Cryoablation System for use in treating AFL within its anticipated timeframes, if at all; risks associated with the Company’s ability to successfully commercialize its Cryoablation System in the United States and elsewhere if its Cryoablation System is approved for use in the United States; risks associated with the Company’s dependence on patents and proprietary rights; risks associated with the Company’s protection and enforcement of its patents and proprietary rights; risks associated with the development or availability of competitive products or technologies; and the other risks and uncertainties identified in the Company’s filings with the Securities and Exchange Commission. These forward-looking statements speak only as of the date hereof. The Company expressly disclaims any intent or obligation to update any of these forward-looking statements.

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